ArQule
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We're proud that Merck has validated the important contributions ArQule has made to the field of precision medicine by agreeing to acquire our company. Together, we share the same commitment to discovering, developing and commercializing therapies that will extend and improve the lives of patients, especially those with no current treatment options. Learn more here: http://bit.ly/35gQjDC

**Merck to Acquire ArQule, Advancing Leadership in Oncology**

mrknewsroom.com

KENILWORTH, N.J. & BURLINGTON, Mass.--(BUSINESS WIRE)--Merck (NYSE: MRK), known as MSD outside the U...

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